Exhibit 2.91

SECOND AMENDMENT TO THE GUARANTY

SECOND AMENDMENT, dated as of July 13, 2016 (the “Second Amendment”) to the Guaranty (as defined below), by and between PETRÓLEO BRASILEIRO S.A.—PETROBRAS (the “Guarantor”), a sociedade de economia mista organized and existing under the laws of the Federative Republic of Brazil (“Brazil”), and THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Trustee”), as trustee for the holders of Notes (as defined below) issued by Petrobras Global Finance B.V., a private company incorporated with limited liability under the laws of The Netherlands (the “Issuer”), having its corporate seat at Rotterdam, The Netherlands and its principal office at Weena 762, 3014 DA Rotterdam, The Netherlands, pursuant an indenture, dated as of July 19, 2002 (as amended or supplemented as of the date hereof, the “Indenture”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty.

WITNESSETH:

WHEREAS, the Guarantor and the Trustee have entered into an amended and restated guaranty, dated as of February 10, 2012 (the “Original Guaranty”) with respect to the U.S.$750,000,000 aggregate principal amount of 8.375% Global Notes due 2018 (the “Notes”);

WHEREAS, the Original Guaranty was amended by a first amendment to the guaranties, dated as of December 28, 2014 (the Original Guaranty as so amended, the “Guaranty”);

WHEREAS, the Issuer has distributed an Offer to Purchase and Consent Solicitation Statement, dated as of May 17, 2016 (the “Statement”), with an accompanying Consent and Letter of Transmittal (“Consent and Letter of Transmittal”), to holders of the Notes in connection with the solicitation of such holders’ consent to certain proposed amendments to the Original Guaranty;

WHEREAS, pursuant to Section 9 of the Original Guaranty and Section 9.02 of the Base Indenture, the Guarantor and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, by Act of said Holders delivered to the Issuer and the Trustee, the Guarantor and the Trustee may enter into amendments to the Guaranty for the purpose of adding, changing or eliminating certain provisions of the Guaranty;

WHEREAS, having obtained the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, the Guarantor desires to further amend the Guaranty by means of this Second Amendment in order to delete certain provisions in the Original Guaranty as such provisions apply to the Notes.

WHEREAS, the Guarantor confirms that any and all conditions and requirements necessary to make this Second Amendment a valid and binding instrument in accordance with the terms of the Guaranty have been performed and fulfilled and the execution and delivery of this Second Amendment has been in all respects duly authorized; and

WHEREAS, the Issuer and the Guarantor have requested that the Trustee execute and deliver this Second Amendment.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Guaranty and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Guarantor and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Capitalized Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Guaranty and, to the extent not defined in the Guaranty, such terms shall have the meanings ascribed to them in the Indenture. All definitions in the Guaranty shall be read in a manner consistent with the terms of this Second Amendment.

Section 1.02. Definition. When used herein, “Tender Offer Completion Event” shall mean such time as each of the following events shall have occurred: (i) the Issuer shall have completed (and not terminated) the offer to purchase Notes in accordance with the terms and conditions set forth in the Statement and the Consent and Letter of Transmittal, and (ii) each holder of Notes that has tendered its Notes pursuant to such offer to purchase shall have received payment for any Notes accepted for purchase pursuant to such offer to purchase.

ARTICLE 2

AMENDMENTS TO GUARANTY AND CONFORMING CHANGES

Section 2.01. Amendments. Effective upon the occurrence of the Tender Offer Completion Event and without any further action by any party hereto, the Guaranty is hereby amended solely as it applies to the Notes as follows:

(a) the text of each of the following Sections of the Original Guaranty (as each such Section may have been amended prior to the date hereof), shall be deleted in its entirety and replaced, in each case, by the words “[Intentionally Omitted]”:

•	Section 8(a) (Performance of Obligations);

•	Section 8(c) (Maintenance of Properties);

•	Section 8(d) (Compliance with Laws and Agreements);

•	Section 8(e) (Maintenance of Government Approvals);

•	Section 8(h) (Maintenance of Insurance);

•	Section 8(i) (Maintenance of Books and Records);

•	Section 8(n) (Negative Pledge);

•	Section 8(o) (Transactions with Affiliates); and

•	Section 8(q) (Further Actions).

(b) Section 1 of the Original Guaranty (as such section may have been amended prior to the date hereof) shall be amended by deleting the definition of each term that is used in the Guaranty only in the sections or subsections thereof that are deleted pursuant to Section 2.01(a) hereof.

(c) Any and all references in the Guaranty to the sections in the Original Guaranty (as such sections may have been amended prior to the date hereof) that are deleted pursuant to Section 2.01(a) hereof shall also be deleted in their entirety.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Effect of the Second Amendment. This Second Amendment amends the Guaranty and shall be a part, and subject to all the terms, thereof. The Guaranty, as amended by this Second Amendment, is in all respects ratified and confirmed, and the Guaranty and this Second Amendment shall be read, taken and construed as one and the same instrument. All provisions included in this Second Amendment supersede any conflicting provisions included in the Guaranty unless not permitted by law. The Trustee accepts the obligations created by the Guaranty, as amended by this Second Amendment, and agrees to perform the same upon the terms and conditions of the Guaranty, as amended by this Second Amendment.

Section 3.02. Governing Law. This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, enforceability or sufficiency of this Second Amendment or for or in respect of the recitals contained herein, all of which are made solely by the Guarantor.

Section 3.04. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Second Amendment.

Section 3.05. Counterparts. The parties may sign any number of copies of this Second Amendment. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.06. Additional Trustee Provisions.

(a) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(b) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) Notwithstanding anything herein to the contrary neither the Trustee nor any of its the agents shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee or its respective agent, as applicable, (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, fire, riot, strikes or work stoppages for any reason, embargos, government action or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 3.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE GUARANTY, AS AMENDED BY THIS SECOND AMENDMENT.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PETRÓLEO BRASILEIRO S.A. – PETROBRAS

By:	/s/ Gustavo Tardin Barbosa
Name: Gustavo Tardin Barbosa
Title: Financial Executive Manager

WITNESSES:

1.	/s/Guilherme Rajime T.Saraiva
Name: Guilherme Rajime T.Saraiva

2.	/s/ Renan Feuchard Pinto
Name: Renan Feuchard Pinto

THE BANK OF NEW YORK MELLON, as Trustee.

By:	/s/ Catherine F. Donohue
Name: Catherine F. Donohue
Title: Vice President

WITNESSES:

1.	/s/ Elizabeth Stern

Name: Elizabeth Stern

2.	/s/ James Briggs

Name: James Briggs

STATE OF NEW YORK                )

                                                          )            ss:

COUNTY OF NEW YORK            )

On this 13 day of July 2016, before me, a notary public within and for said county, personally appeared Catherine F. Donohue, to me personally known, who being duly sworn, did say that she is a Vice President of The Bank of New York Mellon, one of the persons described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said entity.

On this 13 day of July 2016, before me personally came Elizabeth Stern and James Briggs to me personally known, who being duly sworn, did say that they signed their names to the foregoing instrument as witnesses.

[Notarial Seal]

/s/ Christopher J. Traina
Notary Public
COMMISSION EXPIRES